Calculation of Filing Fees Table

Form N-2

(Form Type)

RiverNorth Managed Duration Municipal Income Fund II, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered and Carry Forward Securities

	Security type	Security class title	Fee calculation or carry forward rule	Amount registered	Proposed maximum offering price per unit	Maximum aggregate offering price	Fee rate	Amount of registration fee	Carry forward form type	Carry forward file number	Carry forward initial effective date	Filing fee previously paid in connection with unsold securities to be carried forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock	457(o)	10,000,000(2)	$20.00	$200,000,000(1)	.0000927	$18,540
Fees Previously Paid	Equity	Common Stock	457(a)	500	$20.00	$10,000		$1.10
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$200,000,000		$18,540
	Total Fees Previously Paid							$1.10
	Total Fee Offsets							---
	Net Fee Due							$18,539.90

(1)	Estimated solely for the purpose of determining the registration fee.
(2)	This number includes all shares that may be issued pursuant to the Underwriters’ over-allotment option.